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EXHIBIT 99.2

[OUTDOOR CHANNEL LOGO HERE]                                         NEWS RELEASE




Contacts:         Perry T. Massie, President and Chief Executive Officer
                  William A. Owen, Chief Financial Officer
                  909.699.4749

                  Cecilia A. Wilkinson/Angie Yang
                  PondelWilkinson Inc.
                  Corporate & Investor Relations
                  323.866.6089/323.866.6004
                  investor@pondel.com


 OUTDOOR CHANNEL HOLDINGS POSTS 24% INCREASE IN REVENUES FOR 2003 FIRST QUARTER
             DRIVEN BY RECORD ADVERTISING SALES AND SUBSCRIBER FEES


         TEMECULA, CALIFORNIA - APRIL 30, 2004 - Reflecting the growth of its majority-owned national cable television network, The Outdoor Channel, Outdoor Channel Holdings, Inc. (OTC: OUTD) today reported a 23.9 percent increase in total revenues to a record $9.2 million for the three months ended March 30, 2004 from $7.4 million in the prior-year period.

         "We are pleased to have added to the momentum from record achievements in 2003, posting another quarter of solid gains in revenues and net income over the prior-year period," said Perry T. Massie, president and chief executive officer of Outdoor Channel Holdings. "These results reflect record levels of advertising sales and subscriber fees, up approximately 26 percent each from a year earlier."

         For the 2004 first quarter, advertising sales and subscriber fees totaled $4.8 million and $3.2 million, respectively, compared with $3.8 million and $2.5 million, in the corresponding quarter a year ago. Income from operations equaled $2.3 million, up 23.4 percent from $1.9 million in the first quarter of 2003. Operating profit margin as a percentage of total revenues was
24.8 percent and 24.9 percent, respectively, in the 2004 and 2003 first quarter. Net income increased 20.8 percent to $1.1 million for the first three months of 2004, compared with $921,000 a year ago.

         Earnings per common share for the 2004 first quarter equaled $0.19 per basic share and $0.14 per diluted share, compared with $0.17 per basic share and $0.16 per diluted share in the same 2003 period. Management said diluted earnings per share figures reflect the material effects of the assumed exercise of all of the outstanding stock options granted by the Outdoor Channel Holdings and its subsidiary, The Outdoor Channel, and the application of the treasury stock method to the shares assumed to have been issued. The common stock of The Outdoor Channel is not publicly traded. In prior periods, in applying the treasury stock method in connection with the assumed exercise of the outstanding options of The Outdoor Channel and the computation of diluted earnings per share, the company had determined the fair value of the shares of its subsidiary based on the selling price for those shares in actual cash transactions, although at infrequent intervals. During 2004, management obtained a valuation

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Outdoor Channel Holdings, Inc.
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of The Outdoor Channel's shares from an independent valuation firm. That valuation was significantly above the value that had been used in the 2003 first quarter. Under the treasury stock method, the higher estimate resulted in a significant increase in the number of shares that would have been issued to the holders of The Outdoor Channel options and the portion of the net income of The Outdoor Channel allocable to minority stockholders in the computation of diluted earnings per share. The resultant reduction in net income to Outdoor Channel Holdings was approximately $225,000, applicable to the 2004 first quarter.

         As of April 2004, The Outdoor Channel expanded its availability to more than 64.3 million homes across the country and, as estimated by Nielsen Media Research, the subscriber base is approximately 26 million.

         "We continue to make progress positioning the company for long term growth," Massie said. "As recently announced, we began the process of fully integrating our principal asset, The Outdoor Channel, with the holding company through a merger agreement. We believe this transaction will help to maximize the value for our shareholders, employees and viewers, as the company will be better positioned to realize tangible benefits from the Channel's growing subscriber base and its leadership as an outdoor sports programming channel in the cable and broadcasting industry."

         At the end of the 2004 first quarter, cash and cash equivalents rose
30.5 percent to $9.4 million from year-end 2003. Total stockholders' equity at March 30, 2004 equaled $15.6 million, up 18.5 percent from December 31, 2003.

ABOUT OUTDOOR CHANNEL HOLDINGS, INC.
------------------------------------

         Outdoor Channel Holdings, Inc. is the principal owner of The Outdoor Channel, a national television network, dedicated to providing the best in traditional outdoor programming to America's 82 million anglers, hunters and outdoor enthusiasts. The Outdoor Channel features approximately 100 weekly hunting, fishing, shooting sports, rodeo, motor sports, gold prospecting and related life style programming. As of April 2004, according to Nielsen Media Research, The Outdoor Channel's universe was approximately 26 million homes through a combination of cable and satellite dish subscribers. The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts. These related businesses include, LDMA-AU, Inc. ("Lost Dutchman's) and Gold Prospectors' Association of America Inc. (GPAA).

SAFE HARBOR STATEMENT
---------------------

         Certain statements in this news release that relate to financial results, projections, future plans, events, or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve significant risks and uncertainties, including, but not limited to, the following: the company's ability to complete a merger transaction fully integrating The Outdoor Channel with Outdoor Channel Holdings, competition,

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Outdoor Channel Holdings, Inc.
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promotional costs, risk of declining advertising and subscriber revenues, decline in subscriber base and risk of primary satellite failure. The company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the company's filings with the Securities and Exchange Commission, including the company's Form 10-Q for the period ending March 31, 2004. These forward-looking statements are made as of the date of this release, and the company assumes no obligation to update such forward-looking statements. The historical results achieved by the company are not necessarily indicative of its future prospects.

                                      # # #

                                 (TABLES FOLLOW)


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                 OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                             THREE MONTHS ENDED
                                                                   MARCH 31,
                                                             -------------------
                                                               2004       2003
                                                             --------   --------
                                                                 (unaudited)
Revenues
     Advertising                                             $ 4,826    $ 3,842
     Subscriber fees                                           3,162      2,501
     Membership services                                       1,232      1,101
                                                             --------   --------

         Total revenues                                        9,220      7,444
                                                             --------   --------

Expenses
     Satellite transmission fees                                 591        597
     Advertising and programming                               1,521      1,033
     Selling, general and administrative                       4,818      3,958
                                                             --------   --------

         Total expenses                                        6,930      5,588
                                                             --------   --------


Income from operations                                         2,290      1,856

Other income (expense)
   Interest expense                                               (4)       (18)
Interest income                                                   19         18
                                                             --------   --------

Income before provision for
   income taxes and minority interest                          2,305      1,856

Provision for income taxes                                       930        734

Income before minority interest                                1,375      1,122

Minority interest in net income of
   consolidated subsidiary                                       262        201
                                                             --------   --------

Net income                                                   $ 1,113    $   921
                                                             ========   ========


Earnings per common share:
   Basic                                                     $  0.19    $  0.17
                                                             ========   ========

   Diluted (1)                                               $  0.14    $  0.16
                                                             ========   ========


Weighted average number of common shares outstanding:
   Basic                                                       5,931      5,305
                                                             ========   ========

   Diluted                                                     6,191      5,872
                                                             ========   ========

(1) The numerator for calculating diluted earnings per share for the 2003 periods was reduced by the minority interest attributable to the assumed exercise of dilutive stock options of the Outdoor Channel of approximately $225.

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                 OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                                 (In thousands)


                                                       MARCH 31,    DECEMBER 31,
                                                         2004          2003
                                                       --------      --------
                                                      (unaudited)

ASSETS
Cash and cash equivalents                              $ 9,412       $ 7,214

Accounts receivable, net                                 3,846         3,797
Total current assets                                    15,819        13,968

Property, plant and equipment, net                       5,419         5,285
Total assets                                            21,827        19,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities                              $ 1,996       $ 2,623

Total liabilities                                        3,628         4,353
Minority interest in subsidiary                          2,564         2,302
Total stockholders' equity                              15,635        13,193

Total liabilities and stockholders' equity              21,827        19,848